EXHIBIT 24



          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




          The Board of Directors
          SCOR U.S. Corporation:


          We hereby consent to the incorporation by reference in Registration Statements (Nos. 33-12604, 33-44577 and 33-46753) on Form S-8 of SCOR U.S. Corporation of our report dated February 2, 1995, relating to the consolidated financial statements of SCOR U.S. Corporation and the related financial statement schedules as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, which report is included in the December 31, 1994 Annual Report on Form 10-K of SCOR U.S. Corporation. Our report refers to the adoption of the provisions of the Statement of Financial Accounting Standards ("SFAS") No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," and the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and also the adoption of the consensus opinion regarding the Financial Accounting Standards Board's Emerging Issues Task Force regarding Issue No. 93-6, "Accounting for Multiple-Year Retrospectively Rated Contracts by Ceding and Assuming Enterprises" in 1993. In 1992, the Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes", and changed its method of accounting for deferred policy acquisition costs.



                                                  KPMG Peat Marwick LLP




          New York, New York
          March 28, 1995